Exhibit 2.1

Description of Ordinary Shares of Evogene Ltd.

The authorized share capital of Evogene Ltd. (hereinafter, “we”, “us”, “our” or similar expressions) consists of NIS 3,000,000 divided into 150,000,000 ordinary shares, par value NIS 0.02 per share, or ordinary shares. As of March 20, 2021, 40,414,229 ordinary shares were issued and outstanding.

Registration Number and Purposes of the Company

Our registration number with the Israeli Registrar of Companies is 51-283872-3. Our purpose as set forth in our articles, is to engage in any lawful business.

Voting Rights

Holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders at a shareholder meeting. Shareholders may vote at shareholder meetings either in person, by proxy or by written ballot. Israeli law does not allow public companies to adopt shareholder resolutions by means of written consent in lieu of a shareholder meeting. Shareholder voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future. Except as otherwise disclosed herein, an amendment to our articles to change the rights of our shareholders requires the prior approval of a simple majority of our shares represented and voting at a general meeting and, to the extent applicable, of the holders of a class of shares whose rights are being affected.

Share Ownership Restrictions

The ownership or voting of ordinary shares by non-residents of Israel is not restricted in any way by our articles of association, or the articles, or the laws of the State of Israel, except that citizens of countries that are in a state of war with Israel may not be recognized as owners of ordinary shares.

Transfer of Shares

Fully paid ordinary shares are issued in registered form and may be freely transferred under our articles unless the transfer is restricted or prohibited by another instrument, Israeli law or the rules of a stock exchange on which the shares are traded.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors. Rather, under our articles, our directors, other than external directors (to the extent required to be elected), are elected at each annual general meeting of the shareholders, upon expiration of the term of office, by the holders of a simple majority of our ordinary shares present in person or by proxy at such meeting (excluding abstentions). As a result, the holders of our ordinary shares that represent more than 50% of the voting power represented at a shareholder meeting and voting thereon (excluding abstentions) have the power to elect any or all of our directors. Vacancies on our board of directors, resulting from a resignation or other termination of service by a then serving director, or an additional authorized seat on our board of directors, may be filled by a vote of a simple majority of the directors then in office.

Dividend and Liquidation Rights

Under Israeli law, we may declare and pay a dividend only if, upon the reasonable determination of our board of directors, the distribution will not prevent us from being able to meet the terms of our existing and contingent obligations as they become due. Under the Israeli Companies Law, 5759-1999, or the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of distribution. In the event that we do not have retained earnings and earnings legally available for distribution, as defined in the Companies Law, we may seek the approval of the court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares on a pro-rata basis. Dividend and liquidation rights may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Shareholder Meetings

Under the Companies Law, we are required to convene an annual general meeting of our shareholders once every calendar year, not more than 15 months following the preceding annual general meeting. Our board of directors may convene a special general meeting of our shareholders and is required to do so at the request of two directors or one quarter of the members of our board of directors, or at the request of one or more holders of 10% or more of our share capital and 1% of our voting power, or the holder or holders of 10% or more of our voting power. All shareholder meetings require prior notice of at least 21 days and, in certain cases, 35 days. The chairperson of our board of directors or another one of our directors authorized by our board of directors presides over our general meetings. If either of such persons is not present within 15 minutes from the appointed time for the commencement of the meeting, the directors present at such meeting shall appoint one of our directors as the chairperson for such meeting, and if they fail to do so, then the shareholders present shall appoint one of our directors to act as chairperson, and if no director is present, then one of the shareholders present at such meeting shall act as chairperson. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, only shareholders of record on a date decided upon by the board of directors, which may be between four and 60 days prior to the date of the meeting (depending on the type of meeting and whether written proxies are being used) are entitled to participate and vote at a general meeting of shareholders.

Quorum

Under our articles, the quorum required for a meeting of shareholders consists of at least two shareholders present in person, by proxy or by written ballot, who hold or represent between them at least 25% of our voting power. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place (without requirement of additional notification to the shareholders), or to a later time, if indicated in the notice to the meeting or to such other time and place as determined by the board of directors in a notice to our shareholders. At the reconvened meeting, if a quorum is not present within half an hour from the appointed time for the commencement of the meeting, the meeting will take place so long as at least one shareholder is present (regardless of the voting power held or represented by any such shareholder(s)), unless the meeting was called pursuant to a request by our shareholders, in which case the quorum required is the number of shareholders required to call the meeting as described under “—Shareholder Meetings” above.

Resolutions

Under the Companies Law, unless otherwise provided in the articles or applicable law, all resolutions of the shareholders require a simple majority of the voting rights represented at the meeting, in person, by proxy or by written ballot, and voting on the resolution (excluding abstentions).

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register, including with respect to material shareholders, our articles our financial statements and any document we are required by law to file publicly with the Israeli Companies Registrar or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a trade secret or patent or that the document’s disclosure may otherwise impair our interests.

Modification of Class Rights

The rights attached to any class of share (to the extent that we may have separate classes of shares in the future), such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of our shares represented at the meeting and the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our articles.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares or a class of shares of an Israeli public company such as ours and who would, as a result, own more than 90% of the target company’s issued and outstanding share capital or of a certain class of its shares, is required by the Companies Law to make a full tender offer (as defined in the Companies Law) to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company or class of shares. If either (i) the shareholders who do not accept the offer hold, in the aggregate, less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, or (ii) the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class, then all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a shareholder that had its shares so transferred, whether or not it accepted the tender offer (unless otherwise provided in the offering memorandum for the tender offer), may, within six months from the date of acceptance of the tender offer, petition the court based on a claim that the tender offer was for less than fair value and that the fair value should be paid as determined by the court. If both of the foregoing conditions (i) and (ii) are not satisfied, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the full tender offer. Shares purchased not in accordance with those provisions shall become “dormant shares” and shall not grant the purchaser any rights so long as they are held by the purchaser.

Special Tender Offer

Under the Companies Law, an acquisition pursuant to which a purchaser shall hold (i) a “controlling stake”, which is defined as 25% or more of the voting rights (assuming that no other shareholder holds a controlling stake), or (ii) more than 45% of the voting rights (assuming that no other shareholder owns more than 45% of the voting rights), of a public company such as ours may not be performed by way of market accumulation, but only by way of a special tender offer (as defined in the Companies Law) made to all of the company’s shareholders on a pro rata basis. A special tender offer may not be consummated unless a majority of the shareholders who have submitted their response to the offer have approved it. In counting the total votes of responding shareholders, shares held by the controlling shareholders, shareholders who have a conflict of interest with respect to the offer (referred to under the Companies Law as a “personal interest”), shareholders who own 25% or more of the voting rights in the company, relatives or representatives of any of the above, and the bidder, and corporations under their respective control, shall not be taken into account. A shareholder may object to such a tender offer without such objection being deemed as a waiver of his, her or its right to sell shares to the bidder if the offer is approved by a majority of the company’s shareholders despite the subject shareholder’s objection. Shares purchased by the bidder in violation of the foregoing rules shall become “dormant shares” and shall not grant the bidder any rights so long as they are held by the bidder. If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the initial tender offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Under regulations enacted pursuant to the Companies Law, the above special tender offer requirements do not apply to companies whose shares are listed for trading on a foreign stock exchange if, among other things, the relevant foreign laws or the rules of the stock exchange include provisions limiting the percentage of control which may be acquired or requiring that the acquisition of such percentage of control requires making a tender offer to the public. However, we believe that the Israeli Securities Authority’s current opinion is that such leniency does not apply with respect to companies such as ours whose shares are listed for trading on stock exchanges in the United States, including the Nasdaq.

Merger

The Companies Law requires that a merger transaction must be approved by (i) each party’s board of directors, and, unless certain requirements described under the Companies Law are met, (ii) a majority of each party’s shares (including, if relevant, a majority of each class of shares of each party) voted on the proposed merger at a shareholders meeting called with at least 35 days’ prior notice.

For purposes of the shareholder vote, unless a court rules otherwise, the merger requires approval by a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party. If the merger would have been approved if not for (a) the required separate approval of each class of shares of the merging party (if relevant), or (b) the exclusion of the votes of certain shareholders, as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of the merging party, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and 30 days have passed from the date the merger was approved by the shareholders of each party.

Antitakeover Measures under Israeli Law

The Companies Law allows us to create and issue shares having rights different from those accompanying our ordinary shares, including shares providing certain preferred rights, distributions or other rights, including preemptive rights. As of the date of this prospectus, we do not have any authorized or issued shares other than our ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, the holders of such class of shares, depending on the specific rights to which they may be entitled, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization of a new class of shares would require the amendment of our articles, which requires the prior approval of the holders of a majority of our shares present and voting at a general meeting. However, the Tel Aviv Stock Exchange, or the TASE, rules and regulations prohibit a listed company from having more than one class of shares listed, and the TASE’s current position is that a listed company may not issue or list preferred shares. Therefore, assuming that the TASE’s current position does not change, as long as our ordinary shares are listed on the TASE, we will be prohibited from issuing preferred shares.